UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2006

PALL CORPORATION

(Exact name of registrant as specified in its charter)

New York	1- 4311	11-1541330
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, East Hills, NY	11548
(Address of principal executive offices)	(Zip Code)

(516) 484-5400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 21, 2006, Pall Corporation (the “Registrant”) (and certain subsidiaries: Pall Europe Limited, Filtration and Separation Group SAS, Pall France S.A., Pall Deutschland Holdings GmbH & Co. KG, Pall Italia S.R.L. and Medsep Corporation (collectively, the “Wholly Owned Subsidiary Borrowers” and, together with the Registrant, the “Borrowers”)), entered into a Credit Agreement (the “Agreement”) with several financial institutions. Among them are JPMorgan Chase Bank, N.A., as Facility Agent, J. P. Morgan Europe Limited, as London Agent, J.P. Morgan Securities Inc., Banc of America Securities LLC and Banc of America Securities Limited, as Mandated Lead Arrangers and Joint Bookrunners and Bank of Tokyo-Mitsubishi UFJ Trust Company, HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, UBS Securities LLC and Wachovia Bank, N.A., as Arrangers under the Agreement. The obligations of the borrowers under the Agreement are guaranteed by the Registrant and all of its existing or subsequently acquired or organized active domestic subsidiaries.

The Agreement replaces a revolving credit facility entered into on July 29, 2005, by and among the Registrant, and a syndicate of banks thereto, which was due to expire on July 29, 2010 (the “Prior Agreement”). The Prior Agreement was terminated by the Registrant on June 21, 2006.

The Agreement provides for a $500 million five-year revolving credit facility (the “Facility”) that may be drawn upon in US Dollars, Pounds Sterling, Euro and other readily available and freely exchangeable currencies and provides for letters of credit up to $50 million.

Simultaneous with entry into the Agreement, the Registrant and one of its subsidiaries borrowed approximately $445 million. These proceeds were used to (i) repay the existing balance under the Prior Agreement, totaling approximately $213 million, (ii) repay a 90-day term loan of $200 million and (iii) pay various fees and accrued interest of approximately $1.9 million. The balance of this borrowing is being used for general corporate purposes.

The Agreement includes customary representations and warranties and affirmative and negative covenants substantially similar to, and, in some cases, more favorable to the Borrowers than those in the Prior Agreement. The Agreement also contains financial covenants that require the Registrant to maintain a minimum Consolidated Net Interest Coverage Ratio of 3.5:1 and a maximum Consolidated Leverage Ratio of 3.5:1.

The Agreement also contains customary events of default. Upon the occurrence of an event of default, the outstanding obligations under the Agreement may be accelerated and become due and payable immediately.

Certain of the Lenders party to the Agreement, and their respective affiliates, have performed, and may in the future perform for the Registrant and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expense reimbursement.

Item 1.02 Termination of a Material Definitive Agreement.

Effective June 21, 2006, the Prior Agreement, as defined in Item 1.01 above, was terminated by the Registrant.

Prior to the termination of the Prior Agreement, the Registrant had approximately $213 million of borrowings and approximately $14.4 million of letters of credit outstanding. The borrowings were repaid using proceeds of the loans under the Agreement and the letters of credit under the Prior Agreement were transferred to the Agreement, a description of which is contained under Item 1.01 of this Current Report on Form 8-K. The Registrant did not incur any early termination fees or penalties in connection with the termination of the Prior Agreement.

The information contained in Item 1.01 in this Current Report on Form 8-K is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 in this Current Report on Form 8-K is hereby incorporated by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
4(ii)	Credit Agreement dated June 21, 2006, between Pall Corporation and JPMorgan Chase Bank and the Other Lenders Party Thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pall Corporation
	/s/	LISA MCDERMOTT
June 27, 2006		Lisa McDermott
Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description

4(ii)	Credit Agreement dated June 21, 2006, between Pall Corporation and JPMorgan Chase Bank and the Other Lenders Party Thereto.